                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No. 3)
Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[  ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to[Sec.] 240.14a-11(c) or[Sec.] 240.14a-12

                 EQUITABLE REAL ESTATE SHOPPING CENTERS, L.P.
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
               (Name of Registrant as Specified In Its Charter)

                 EQUITABLE REAL ESTATE SHOPPING CENTERS, L.P.
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[  ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     2) Aggregate number of securities to which transaction applies:

      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     $6,600,000, based on the proposed cash payment to securityholders
      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     4) Proposed maximum aggregate value of transaction:

      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    * Set forth the amount on which the filing fee is calculated and state how it was determined.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     $1,320
      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     2) Form, Schedule or Registration Statement No.:

     Preliminary Proxy Materials



      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     3) Filing Party:

     Equitable Real Estate Shopping Centers, L.P.
      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     4) Date Filed:

     May 27, 1994
      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

PROXY MATERIALS


                  EQUITABLE REAL ESTATE SHOPPING CENTERS L.P.
                       (a Delaware limited partnership)
                           3 World Financial Center
                           New York, New York  10285
                                (212) 526-3237

                            SOLICITATION STATEMENT

     This Solicitation Statement is being furnished to the unitholders ("Unitholders") of Equitable Real Estate Shopping Centers L.P., a Delaware limited partnership (the "Partnership"), in connection with the solicitation of votes by Midwest Centers Inc., a Delaware corporation (the "General Partner"), on behalf of the Partnership, to consent to (i) the sale (the "Northland Sale") of the Northland Center in Southfield, Michigan ("Northland") on the terms set forth herein, and (ii) an amendment (the "Amendment") to the Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") to eliminate the requirement to obtain Unitholder consents to the contemplated future sale of Brookdale Center in Brooklyn Center, Minnesota ("Brookdale"). Such consents are being solicited and shall be voted upon as a unified proposal. The consents are being solicited in connection with a plan to sell substantially all of the Partnership's assets and to dissolve and liquidate the Partnership in an orderly manner.

     The Partnership has entered into an Agreement with The Equitable Life Assurance Society of the United States ("Equitable"), as of March 25, 1994, as amended on April 21, 1994, for the sale of Northland to Equitable (the "Northland Agreement"). Pursuant to the Partnership Agreement, the sale of all or substantially all of the Partnership's assets, which under the Partnership Agreement will result in the dissolution and ultimately the liquidation of the Partnership, generally must be approved by holders of a majority of the Units. The approval of the Unitholders to the Northland Sale is being sought because the Northland Sale is the first step in a planned liquidation of the Partnership. It is further contemplated that the Partnership will seek to sell its remaining property, Brookdale, and thereafter liquidate the Partnership on an orderly basis. The Amendment is being proposed to facilitate the anticipated sale of Brookdale, enhance Brookdale's marketability and save the Partnership the expense and potential delay of a separate Unitholder consent solicitation in connection with such sale. The effect of the Amendment will be to authorize the General Partner to dispose of Brookdale (and Northland if the Northland Sale is not consummated) upon terms acceptable to the General Partner, in its sole discretion, without requiring the General

Partner to obtain a separate consent from the Unitholders. Under the Partnership Agreement, the Amendment also requires the approval of holders of a majority of the Units. If Unitholder consent is not obtained, the Northland Sale will not be consummated in its present form and the Partnership will have to re-solicit Unitholders to approve any future sale of all or substantially all of the Partnership's assets. In such case, the Partnership's ability to sell the Properties may be limited and the likelihood of a default under the Notes and a subsequent foreclosure on the Properties will be increased.

     The approximate date on which this Solicitation Statement and the enclosed form of ballot (the "Ballot") are first being mailed to Unitholders is June 8, 1994. Only persons who were Unitholders on June 7, 1994 (the "Record Date") will be entitled to submit Ballots with respect to the proposal. The proposal will be adopted and effective when the General Partner has received executed Ballots approving the proposal from the holders of more than 5,350,000 Units, representing a majority of the Units outstanding on the Record Date. The solicitation will remain open until 5:00 p.m. on June 28, 1994 (the "Approval Date"), unless extended (the "Expiration Date"). Unitholders may revoke any previous Ballot by submitting to the Partnership, at any time prior to the Expiration of the vote shown on the Ballot or a duly executed Ballot bearing a later date.

     Ballots should be completed, signed and returned promptly to: Service Data Corporation, 2424 South 130th Circle, Omaha, Nebraska 68144. A self-addressed, prepaid envelope for return of the Ballots is included with this Solicitation Statement. This Solicitation Statement is accompanied by a separate Ballot.

     THE GENERAL PARTNER RECOMMENDS THAT UNITHOLDERS CONSENT TO THE NORTHLAND SALE AND THE AMENDMENT. ANY DULY EXECUTED BALLOT ON WHICH A VOTE IS NOT INDICATED (EXCEPT BROKER NON-VOTES EXPRESSLY INDICATING A LACK OF
DISCRETIONARY AUTHORITY TO CONSENT) WILL BE DEEMED A CONSENT TO THESE PROPOSALS. PLEASE SIGN, DATE AND MAIL YOUR BALLOT TODAY!

     If you have any questions or need any assistance in connection with the voting procedures, please call Service Data Corporation ("Solicitor"), which is assisting the Partnership, at 1-800-223-3464 or the General Partner at 212-526-3237 (ask to speak with Joan Berkowitz or Robert Hellman).

     This Solicitation Statement is dated June 7, 1994.

                               TABLE OF CONTENTS

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

CERTAIN CONSIDERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . .    9

THE PLAN TO LIQUIDATE . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     Background . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     Reasons for the Liquidation  . . . . . . . . . . . . . . . . . . . .   17
     Disposition and Financing Efforts  . . . . . . . . . . . . . . . . .   20
     Effect of the Liquidation  . . . . . . . . . . . . . . . . . . . . .   23

THE NORTHLAND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     Summary of Terms of the Northland Sale Agreement . . . . . . . . . .   24
     Termination of EREIM Asset Management Agreement  . . . . . . . . . .   28
     Fairness of the Transaction  . . . . . . . . . . . . . . . . . . . .   28
     Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . .   30
     Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . .   30
     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     Impact on Future Distributions . . . . . . . . . . . . . . . . . . .   33
     Reasons for Obtaining Unitholder Approval  . . . . . . . . . . . . .   34

THE AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
     Existing Provision . . . . . . . . . . . . . . . . . . . . . . . . .   35
     Reasons for the Amendment  . . . . . . . . . . . . . . . . . . . . .   35
     Effect of the Amendment  . . . . . . . . . . . . . . . . . . . . . .   35
     Reason for Obtaining Unitholder Approval . . . . . . . . . . . . . .   36

SELECTED HISTORICAL FINANCIAL DATA  . . . . . . . . . . . . . . . . . . .   37

RECOMMENDATION OF GENERAL PARTNER . . . . . . . . . . . . . . . . . . . .   42

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF . . . . . . . . . . . . .   42

MARKET PRICES FOR THE PARTNERSHIP'S UNITS . . . . . . . . . . . . . . . .   42

VOTING PROCEDURES . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . .   43

FURTHER INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

                                    SUMMARY


          The following is a summary description of the Partnership, the General Partner, the Partnership's business and properties, the Partnership's plan to liquidate (including the background to such plan), the Northland Sale and the Amendment, the economic effect of the Northland Sale and the liquidation on Unitholders, the General Partner's recommendation, and the consent procedures with respect to this consent solicitation. This summary is intended to assist Unitholders in reviewing the more detailed information contained elsewhere in this Solicitation Statement. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED HEREIN.

Background

          Equitable Real Estate Shopping Centers L.P. is a Delaware limited partnership (the "Partnership") formed in December 1986. Its Units are listed on the New York Stock Exchange.

          The General Partner of the Partnership is Midwest Centers Inc. (formerly known as Shearson ESC/GP Inc.), a Delaware corporation (the "General Partner"). The General Partner is an indirect wholly owned subsidiary of Lehman Brothers, Inc. ("Lehman Brothers").

          The Partnership was formed to acquire from The Equitable Life Assurance Society of the United States ("Equitable") two regional shopping malls which Equitable had owned since 1978: Northland Center, located in Southfield (Oakland County), Michigan ("Northland") and Brookdale Center, located in Brooklyn Center (Hennepin County), Minnesota ("Brookdale") (together the "Properties").

          Northland is a 1,680,000 square foot regional shopping mall located approximately eleven miles northwest of the central business district of Detroit. Northland is anchored by three major department stores -- J.C. Penney, Hudson's and Kohl's.

          Brookdale is a 996,000 square foot regional shopping mall located approximately five miles northwest of the central business district of Minneapolis. Brookdale is anchored by five major department stores -- Sears, J.C. Penney, Dayton's, Carson's and Kohl's.

          On December 30, 1986, the Partnership completed an offering of $107,000,000 of limited partnership securities

("Units," the holders of which are referred to as "Unitholders") representing assignments of limited partnership interests in the Partnership (the "Public Offering").

          The Partnership acquired the Properties on December 30, 1986 for a total purchase price of $130,025,000 ($81,025,000 for Northland and
$49,000,000 for Brookdale).   Equitable provided approximately $40,850,000 of
the financing with respect to the Partnership's acquisition of the Properties ($25,675,000 with respect to Northland and $15,175,000 with respect to Brookdale), which financing was secured by first mortgages on each of the Properties and by an assignment of the Properties' leases and rents. The financing was provided in the form of two "zero coupon" notes (the "Notes") on which interest has accrued but has not been paid since their issuance. As of March 31, 1994, the Northland Note had an accreted balance of $52,859,956 and the Brookdale Note had an accreted balance of $31,242,448.

The Proposal to Liquidate

          The General Partner believes it is in the best interests of the Partnership and the Unitholders for the Partnership to dispose of its assets and dissolve and liquidate in an orderly manner. The General Partner is therefore proposing that the Unitholders consent to (i) the sale of Northland to Equitable pursuant to the terms of the Northland Agreement; and (ii) an amendment to the Partnership Agreement which will enable the Partnership to dispose of Brookdale without having to incur the cost and potential delay of a separate solicitation of Unitholder consents in connection with such sale.
The General Partner believes that simplified disposition procedures for Brookdale will also enhance its marketability. The Unitholders' consent to the foregoing proposals is being solicited and shall be voted upon as a single proposal. The Unitholders' consent to the foregoing proposals is being solicited in connection with a plan to sell substantially all of the Partnership's assets and to dissolve and liquidate the Partnership in an orderly manner. If the proposal is adopted, the General Partner intends to seek to sell Brookdale and dissolve and liquidate the Partnership as promptly as possible thereafter. If Unitholder consent is not obtained, the Northland Sale will not be consummated in its present form and the Partnership will have to re-solicit Unitholders to approve any future sale of all or substantially all of the Partnership's assets. In such case, the Partnership's ability to sell the Properties may be limited and the likelihood of a default under the Notes and a subsequent foreclosure on the Properties will be increased.

          Reasons for the Proposal to Liquidate. The General Partner believes it is in the Partnership's best interests to liquidate for the following reasons:

          1. The Notes mature on June 30, 1995, at which time they will have an aggregate outstanding balance of approximately $95,000,000. The maturity date may be accelerated if, under the terms of the Notes, the Partnership's Loan-to-Value Ratio (the ratio of the accreted balance due under either of the Notes to the annual appraised value of the Property securing such Note) is more than 90%. Based on recent appraisals obtained by the Partnership with respect to the Northland Sale, Northland would have complied with its required Loan-to-Value Ratio as of January 1, 1994, however it may be unable to comply with such Ratio in the future. The General Partner does not believe that the Partnership will, at any time prior to the Notes' scheduled or accelerated maturity, have sufficient cash resources available to repay the Notes, nor does the General Partner believe, based on current market conditions, that the Partnership will be able to refinance the Notes prior to their scheduled or accelerated maturity. A default by the Partnership in repaying the Notes could result in the Partnership's bankruptcy, the foreclosure by Equitable under the mortgages securing the Notes, and the ultimate loss by the Partner-ship of any interest in the Properties.

          2. In recent years, the Properties' value has been adversely affected by the generally adverse climate for real estate values. The recent economic recession has also had a significant adverse effect on retailers, including certain of the Properties' tenants. As a result, occupancy at Northland has been declining since 1990 and at Brookdale since 1992, which declines may continue. One of the anchor operating agreements at Brookdale has expired and most of the others expire within the next three years. The principal anchor at Northland has sent a notice of default under its operating agreement to the Partnership. The Properties have been experiencing other adverse operating trends, including increased tenant bankruptcies, a decline in the quality of the tenant mix at Northland, and consequently, reduced net operating income. Although the General Partner cannot predict with certainty the future occupancy and operating trends at the Properties, the General Partner does not believe that occupancy and operating results at the Properties can, prior to the Notes' scheduled maturity, be significantly improved. The General Partner believes that the Properties' value may become permanently impaired if occupancy rates and operating results continue to decline.

          3. The Properties' performance has been, and continues to be, adversely impacted by their age and condition. Neither of the Properties has had a major renovation in the last ten years, although Northland's gross leasable area ("GLA") was expanded to include a food court and certain other amenities in 1991 (which expansion was financed on a short-term basis by Equitable), and both Properties were expanded to include a Kohl's department store in 1988. Such renovation, as well as the other capital improvements necessary to attract additional anchors and new or replacement tenants, will typically require significant capital expenditures on the part of the Partnership. The General Partner does not believe that the Partnership has, nor in the immediate future will it have, access to independent sources of capital with which to finance such capital expenditures.

          4. The Properties' performance has been, and continues to be, adversely impacted by the competing properties in the Properties' trade areas. Certain of these properties are newer than the Properties or have been recently renovated. The General Partner believes that unless the Properties are renovated, additional or alternative anchors are attracted to the Properties, and sophisticated marketing and leasing programs are implemented, the Properties' competitive position will further erode over time which may permanently impair their value.

          5. The liquidation of the Partnership at this time is consistent with the Partnership's scheduled investment horizon of eight and one-half years as contemplated in the Public Offering.

The Northland Sale

          Purchase Price. Under the terms of the Northland Agreement, the Partnership will sell Northland to Equitable for a cash purchase price of $6,600,000 and Equitable's release of the Partnership from the Note and mortgage encumbering Northland. As of March 31, 1994, the aggregate balance of principal and accrued interest payable under such Note was $52,859,956. Prorations will be computed from January 1, 1994. Additionally, if the sale should close, any positive cash flows generated by Northland from January 1, 1994 to closing would belong to Equitable. The Partnership will generally be required to pay all closing costs associated with the transaction, except for the costs of Equitable's environmental, appraisal, valuation and engineering reports as well as Equitable's legal expenses.

          Termination of Asset Management Agreement. Equitable Real Estate Investment Management, Inc., an affiliate of Equitable ("EREIM"), terminated its asset management agreement with the Partnership (the "EREIM Asset Management Agreement").

Under the EREIM Asset Management Agreement, EREIM, as asset manager, had the responsibility to monitor and supervise operational results of Northland and Brookdale, evaluate the performance of the Properties, and manage and consult with the Partnership regarding all strategic property decisions. The General Partner anticipates that the termination of EREIM's asset management services will result in approximately $1,500,000 of expense savings to the Partnership through the scheduled maturity of the Notes. In addition, there will be a savings of 0.75% of the gross proceeds from the sale of both Properties because of the termination of the disposition fee in the EREIM Asset Management Agreement. As a result of the termination of the EREIM Asset Management Agreement, the Partnership will be required to change its name to cease using the words "Equitable" and "Equitable Real Estate". EREIM will also waive its "right of first offer" with respect to a future sale of Brookdale.

          Defeasance Fees. The defeasance requirement of the Note with regard to Northland is being waived in connection with the Northland Sale. In addition, the remaining Note will be amended to provide for a waiver of the defeasance requirement upon the sale of Brookdale, the imposition of a defeasance fee, and the waiver of such fee under certain circumstances.

          Releases. Under the terms of the Northland Agreement, the Partnership and Equitable will exchange general releases at the closing of the transaction, pursuant to which each of the parties will release the other from all obligations other than (i) those arising in connection with the Northland Sale, (ii) the Partnership's obligations under the Note and mortgage encumbering Brookdale, which Note and mortgage will be ratified and confirmed by the Partnership, and (iii) liabilities for cross-claims or third party claims in the event that an action is brought against the releasing party. In addition, the Partnership, Equitable and EREIM will enter into agreements which will provide, among other things, that the Partnership will not encourage any limited partner of the Partnership to initiate any claim against Equitable or EREIM.

          Closing Conditions. Equitable's obligation to close the Northland Sale is subject to certain conditions, including among others: (i) Equitable's entering into a satisfactory agreement with Hudson's for the continued operation of its store at Northland after the Northland Sale, (ii) Equitable's entering into a satisfactory agreement with Montgomery Ward and Company ("Ward's") for the construction and operation of a new Ward's department store at Northland, (iii) receipt by Equitable of the consent of EML Associates ("EML"), an affiliate of Equitable, which is a participant in the Notes, (iv) receipt by Equitable of certain ground lessor and tenant consents, and (v) satisfactory environmental and other studies being conducted by Equitable. The Partnership's obligation to close under the Northland Sale is subject to certain conditions, including its receipt of written consent from Unitholders holding more than 50% in interest of the Partnership.

Use of Proceeds

          In accordance with the terms of the Partnership Agreement, the net proceeds from the sale of the Properties, after payment of associated transaction costs and all Partnership indebtedness and the establishment of reserves in the discretion of the General Partner, are anticipated to be distributed 99% to the Unitholders and 1% to the General Partner.

          The net proceeds of the Northland Sale, after payment of the associated closing and other transaction costs, applicable prorations, and the establishment of certain reserves for Northland-related liabilities, are estimated to be approximately $5,144,131. The Unitholders will be entitled to receive 99% of such proceeds, (approximately $5,092,689), or approximately $.48 per Unit. The Partnership will seek to distribute such net proceeds within 30 days following the closing of the Northland Sale.

Impact on Future Distributions

          In 1993, the Partnership generated aggregate cash flow before financing activities of approximately $10,465,000, which included a deferred income item of $1,250,000 and a $1,060,000 expense item for the asset management fees payable to EREIM. The Partnership repaid a short-term $3,000,000 second mortgage from Equitable and made distributions to the Unitholders aggregating $5,417,550 ($.50 per Unit). The balance of the Partnership's cash flow was added to Partnership reserves. On a pro-forma basis, after giving effect to the Northland Sale as if it had occurred on January 1, 1993 and excluding the deferred income item and the EREIM asset management fee, the Partnership generated cash flow before distributions of approximately $3,268,883 in 1993.

          The amount of future distributions will be affected by a number of factors, including: (i) the anticipated decline in Partnership cash flow as a result of the Northland Sale, partially offset by the elimination of EREIM's asset management fee; (ii) the timing and net proceeds (if any) received from the proposed sale of Brookdale; and (iii) the Partnership's reduced cash reserve requirements as a result of the Northland Sale and the Partnership's plans to liquidate. As of December 31, 1993, the Partnership had available cash reserves of approximately $5,897,000. The General Partner does not currently anticipate a need to significantly increase such reserves, nor does the General Partner anticipate distributing such reserves prior to the sale of Brookdale. The General Partner cannot, however, predict with certainty the amount of any future Partnership distributions.

Accounting Treatment

          The Northland Sale is not expected to result in a loss for financial reporting purposes in 1994, because of the approximately $23,500,000 aggregate write-downs in Northland's value taken in the 1992 and 1993 fiscal years.

Federal Income Tax Consequences

          For federal income tax purposes the sale of Northland will result in a loss of approximately $8,992,338 or $0.83 per Unit in 1994. This will be a loss governed by Section 1231 of the Internal Revenue Code of 1986 (the "Code") which, under certain circumstances can be treated as an ordinary loss, rather than a capital loss. The Partnership will also incur an expense of approximately $600,000 in Michigan Single Business Taxes.

          The losses from the foregoing items will be passive activity losses that will be suspended for individuals and other Unitholders that are subject to the passive activity loss limitation rules of Code Section 469. For such Unitholders, the suspended passive activity losses can only be used upon a Unitholder's disposition of his Unit or the Partnership's sale of Brookdale and its final liquidation.

Fairness Opinion

          The Partnership has received from Bear, Stearns & Co., Inc., an investment banking firm (the "Advisor"), an opinion as to the fairness of the Northland Sale, from a financial point of view, to the Unitholders. The full text of the Advisor's opinion is attached as an exhibit to this Proxy Statement.

The Amendment

          Section 7.03(c)(iii) of the Partnership Agreement provides that the General Partner generally may not, without the prior majority vote of the Unitholders, cause the Partnership to sell all or substantially all of the Partnership's assets (the "Selling Limitation"). The General Partner, on behalf of the

Partnership, proposes to eliminate the Selling Limitation by deleting Section 7.03(c)(iii) and all references thereto from the Partnership Agreement so that all remaining Partnership assets, including Brookdale, may be sold without the expense and potential delay of a separate Unitholder consent solicitation statement. The General Partner believes that elimination of the Selling Limitation will also simplify the procedures associated with the sale of Brookdale and therefore enhance Brookdale's marketability.

          Approval of the Amendment is not conditioned upon the closing of the Northland Sale. Accordingly, if approved by the requisite majority of the Units, the Amendment will be effective whether or not the Northland Sale is ultimately consummated as set forth herein. The effect of the Amendment will be to authorize the General Partner to dispose of Brookdale (and Northland if the Northland Sale is not consummated) upon terms acceptable to the General Partner, in its sole discretion, without requiring the General Partner to obtain a separate consent from the Unitholders.

Reason for Obtaining Unitholder Consents

          The Northland Sale represents the first step in a contemplated sale by the Partnership of substantially all of its assets and accordingly, under the terms of the Partnership Agreement, requires the approval of holders of a majority of the outstanding Units. The Amendment similarly requires, under the terms of the Partnership Agreement, the approval of holders of a majority of the outstanding Units. If Unitholder consent is not obtained, the Northland Sale will not be consummated in its present form and the Partnership will have to re-solicit Unitholders to approve any future sale of all or substantially all of the Partnership's assets. In such case, the Partnership's ability to sell the Properties may be limited and the likelihood of a default under the Notes and a subsequent foreclosure on the Properties will be increased.

General Partner's Recommendation

          The General Partner recommends that Unitholders CONSENT to the Northland Sale and the Amendment.

                            CERTAIN CONSIDERATIONS

          Unitholders should consider the following additional matters prior to submitting their Ballots:

          Appraisal. Cushman & Wakefield, Inc. ("Cushman & Wakefield"), an independent appraisal firm retained by the Partnership to appraise Northland in connection with the Northland Sale, appraised the Property pursuant to an appraisal, dated April 11, 1994 (the "April Appraisal"), at $58,000,000 as of January 1, 1994. The April Appraisal appraised Northland on as "as-is" basis, which assumed that Ward's would not be a tenant at Northland. On May 11, 1994, Cushman & Wakefield submitted a letter update (the "May Update") to the April Appraisal. The May Update contained a special assumption that Ward's takes occupancy as an anchor tenant at July 1, 1995, as is contemplated by the Northland Agreement (see "The Northland Sale - Conditions Precedent to the Obligations of Equitable"), and also appraised Northland at $58,000,000 as of January 1, 1994. The requirement that the Partnership submit an appraisal of Northland under the Northland Note was deferred by Equitable until 30 days after termination of the Northland Agreement by either party.

          Cushman & Wakefield also appraised Brookdale at $47,500,000 as of January 1, 1994. This appraisal has been submitted to Equitable under the terms of the Brookdale Note. Under the Brookdale Note, as of January 1, 1993, Brookdale was appraised at $55,000,000.

          The General Partner believes that appraisals are only estimates of current value and actual values realizable upon a sale may be significantly different. A significant factor in establishing an appraised value is the actual selling price for properties which the appraiser believes are comparable. Because of the nature of the Properties, and the limited market for properties of such type, there can be no assurance that the other properties reviewed by the appraiser are comparable. Under the Northland Note, as of January 1, 1993, Northland was appraised at $75,000,000 (the "1993 Appraisal"). The 1993 Appraisal assumed certain favorable developments at the Property, which developments did not subsequently materialize, and did not project certain adverse developments which did, in fact, occur at the Property.

          Relationships with Equitable. An affiliate of Lehman Brothers and the General Partner is the general partner of Properties, L.P., a public limited partnership which owns four Marriott Hotels. Equitable holds first mortgages in the aggregate amount of approximately $80,000,000 on such properties, and EREIM performs asset management services for that partnership which are similar to the asset management services which it performed for the Partnership. An affiliate of Lehman Brothers and the General Partner is the General Partner of Capital Growth Mortgage Investors, L.P., a public limited partnership which specializes in mortgages. Equitable holds a first mortgage on a property in the aggregate amount of approximately $36,000,000 for which Capital Growth holds a second mortgage in the aggregate amount of approximately $33,000,000.

          Affiliates of Equitable own three malls which are located in the vicinity of the Properties: in the Minneapolis area, Southdale, located approximately 10 miles south of Brookdale, which is not a direct competitor of Brookdale, and Rosedale Center, located approximately 10 miles southeast of Brookdale, which is a direct competitor of Brookdale and contains 1,400,000 square feet of GLA; and in the Detroit area, Eastland Center, located approximately 13 miles east of Northland, which contains 1,310,383 square feet of GLA. The General Partner does not believe that Eastland Center's primary trade area overlaps that of Northland.

                             THE PLAN TO LIQUIDATE

Background

          Description of the Partnership and the Partners. The Partnership is a Delaware limited partnership formed as of October 28, 1986. The term of the Partnership expires June 30, 2000 unless the term of the Partnership is extended or the Partnership is sooner dissolved. The Partnership maintains its principal offices at 3 World Financial Center, New York, New York 10285.

          The original name of the General Partner was Shearson ESC/GP Inc., a Delaware corporation. On July 31, 1993, Shearson Lehman Brothers, Inc. sold certain of its domestic retail brokerage and asset management business to Smith Barney, Harris Upham Co., Incorporated ("Smith Barney"). The transaction did not affect the ownership of the General Partner. However, the assets acquired by Smith Barney included the name "Shearson." Accordingly, subsequent to the sale, Shearson Lehman Brothers Inc. changed its name to Lehman Brothers, Inc. and the General Partner changed its name to Midwest Centers, Inc., to delete any references to "Shearson." The General Partner is an indirect wholly owned subsidiary of Lehman Brothers.

          Midwest Centers Depositary, Inc. (formerly: Shearson ESC Corp.) (the "Assignor Limited Partner"), an affiliate of Lehman Brothers, is the sole limited partner of the Partnership. The Units represent assignments of limited partnership interests from the Assignor Limited Partner. Pursuant to the terms of the Partnership Agreement, the Assignor Limited Partner will vote its limited partnership interests in the Partnership in accordance with the Ballots received from the Unitholders. As of the Record Date there were 10,700,000 Units outstanding and entitled to cast Ballots in connection with the proposals set forth herein.

          The Properties were purchased on December 30, 1986 from Equitable. The Properties consist of two regional shopping malls known as Northland Center ("Northland"), located in Southfield, Oakland County, Michigan; and Brookdale Center ("Brookdale"), located in Brooklyn Center, Hennepin County, Minnesota. Equitable had owned the Properties since 1978.

          Northland. Northland is a regional shopping mall located approxi-mately eleven miles northwest of the central business district of Detroit. Northland is anchored by three major department stores -- J.C. Penney, Hudson's and Kohl's, all located on a site of approximately 129 acres. Northland contains approximately 1,680,000 square feet of retail space, of which approximately 876,647 square feet is owned by the anchors, and 301,658 square feet is secondary storage space which is largely unleased. Northland has parking for approximately 9,700 automobiles. Northland was originally constructed in 1954. The mall was enclosed, modernized and expanded in 1974 and further expanded in 1981. A food court and other amenities were added in 1991.

          The General Partner believes that the anchors at its Properties are a critical factor to the Properties' success. The public's identification with a retail property typically focuses on its anchors. Although the Properties derive most of their operating income from their mall stores rather than from their anchors, strong anchors play an important part in generating customer traffic and making the Properties desirable locations for mall store tenants. The anchors either own their stores, the land under them and adjacent parking areas, or enter into long-term leases with respect to their stores at rates that are significantly lower than the rents charged to mall store tenants. Each anchor which owns its own store has entered into a reciprocal easement agreement with the Partnership covering, among other things, operating covenants, reciprocal easements and Property operations. Anchors typically pay a portion of their Property's common area maintenance charges which generally is in proportion to the square footage in its store with the Property's total retail space.

          J.C. Penney owns its approximately 295,000 square foot store and leases the land from a third party. Under its operating agreement, J.C. Penney has agreed to continuously operate as a retail store under the name under which a majority of J.C. Penney stores operate until October 26, 1997, provided that the Hudson's store so continuously operates.

          Hudson's owns its approximately 512,000 square foot store and the underlying land. Hudson's operating agreement terminates on November 25, 2000. In March 1993, Hudson's sent a default notice to the Partnership alleging that the vacancy rates at Northland represented a breach of the Partnership's obligations under Hudson's operating agreement. Hudson's conditionally agreed to terminate its default notice and to extend its operating agreement until 2004 in exchange for the Partnership's agreement to allow Hudson's to reduce the size of its store from 500,000 square feet to 300,000 square feet and other concessions. Prior to this proposed amendment becoming effective, Hudson's alleged that certain conditions in the proposed amendment, including the successful conclusion of negotiations with Ward's, had not been satisfied. See "Disposition and Financing Efforts" below. As a result, Hudson's again threatened to cease operations at Northland. The Partnership believes that the allegations in Hudson's default notice are without merit. If Hudson's were to cease operations at its Northland store, it would have a material adverse effect on that Property's operations and value.

          Kohl's owns its approximately 71,000 square foot store and leases the underlying land from the Partnership. Kohl's initial lease term expires January 31, 2004. Kohl's has three successive options to extend the term of the lease for additional periods of five years each.

          Northland contains 435,252 square feet of mall store GLA (which excludes anchor stores and outparcel stores owned by their occupants). The following table sets forth (i) the percentage of mall store GLA leased, (ii) the average mall store base rent per square foot, and (iii) the average sales per square foot at "mature" mall stores (i.e., mall stores open and operating out of the same store for more than 12 months) in each of the last three years:


                    Percentage GLA Leased          Base Rent Per Square Foot             Mature Tenant Sales Per Square Foot
Year

1991                           79%                              $18.91                                      $234
1992                           73%                              $19.43                                      $265
1993                           71%                              $18.42                                      $262



          The following table shows the scheduled mall store lease expirations at Northland for the year ended December 31, 1994 and for the following three years:


                                                                                                          Percent of GLA of
                     Number of Leases           Base Rent of Expiring      Average Base Rent Per          Expiring Leases
                     Expiring                   Leases                     Square Foot
Year

       1994                     7                       $237,030                      16.19                         3.36%
       1995                    13                       $523,788                      27.62                         4.36%
       1996                    16                       $788,751                      17.00                        10.66%
       1997                    14                       $630,252                      21.85                         6.63%



          Northland's major competition comes from six suburban malls which range in distance from five to fourteen miles from Northland. Three of these shopping centers have recently undergone renovations, expansions and remerchandising. Northland also competes for customers with a variety of local shops and merchants.

          Brookdale. Brookdale is a regional shopping mall located approxi-mately five miles northwest of the central business district of Minneapolis. Brookdale is anchored by five major department stores -- Sears, J.C. Penney, Dayton's, Carson's and Kohl's, all located on a site of approximately 81 acres. Brookdale contains approximately 996,000 square feet of retail space, of which approximately 784,000 square feet is owned or leased by the anchors. Brookdale has parking for approximately 5,000 automobiles. Brookdale was constructed in 1962, underwent major expansion in 1966, and was refurbished in 1970 and again in 1983.

          Sears, which owns its approximately 181,000 square foot store and underlying land, is subject to an operating agreement which requires it to operate a Sears store in its main building until May 1997.

          J.C. Penney leases its approximately 140,000 square foot building and the land on which its building is constructed from a third party which leases the land from the Partnership until July 27, 2015; however, it has the option to terminate the lease on either July 27, 1995 or July 27, 2005. Pursuant to its operating agreement, J.C. Penney is generally required to operate a J.C. Penney-type department store until July 27, 1995.

          An affiliate of Carson's owns the approximately 144,000 square foot store and underlying land and Carson's leases from the Partnership an additional 15,952 square feet of space at the mall entrance to Carson's store. Under the terms of an agreement concluded with the Partnership in 1993, following the bankruptcy of Carson's parent company, (i) Carson's lease expiration was accelerated to 1994, (ii) Carson's operating agreement with respect to its owned space was extended to 2003, (iii) the Partnership agreed to reconfigure the mall entrance to Carson's store, and (iv) Carson's paid the Partnership $1,250,000, representing the amount budgeted for the reconfiguration of Carson's mall entrance and lease space following the accelerated termination of Carson's lease.

          Dayton's approximately 195,000 square foot store and underlying land are owned by Dayton Development Company ("DDC"), an affiliate of Dayton's, which leases the land and building to Dayton's. DDC's lease to Dayton's runs through July 31, 1996. DDC and Dayton's are subject to an operating agreement that generally requires Dayton's to operate a Dayton's store in the Dayton's building until July 31, 1996.

          Kohl's owns its 75,000 square foot store and leases land from the Partnership. Kohl's initial lease term expires January 31, 2010 with two five-year renewal options. Kohl's obligation to operate a store terminated on August 1, 1993.

          Brookdale contains 205,842 square feet of mall store GLA plus 4,993 square feet of storage space. The following table sets forth (i) the percentage of mall store GLA leased, (ii) the average mall store base rent per square foot, and (iii) average sales per square foot at "mature" mall stores in each of the last three years:



                    Percentage GLA Leased          Base Rent Per Square Foot             Mature Tenant Sales Per Square Foot
Year

1991                           98%                              $21.02                                      $255
1992                           96%                              $29.39                                      $282
1993                           83%                              $21.22                                      $285


          The following table shows the scheduled mall store lease expirations at Brookdale for the year ended December 31, 1994 and for the following three years:


                                                                                                          Percent of GLA of
                     Number of Leases           Base Rent of Expiring      Average Base Rent Per          Expiring Leases
                     Expiring                   Leases                     Square Foot
Year

       1994                    11                       $451,104                      34.83                         6.31%
       1995                     5                       $147,288                      38.05                         1.89%
       1996                    10                       $339,964                      20.20                         8.20%
       1997                     7                       $286,032                      22.77                         6.12%



          The Minneapolis-St. Paul metropolitan area contains 17 regional shopping centers containing a total of 14 million square feet of retail space. Brookdale, which is located in a northern suburb of Minneapolis, competes directly with three shopping centers - Northtown Mall, Rosedale Center and Ridgedale Center. Brookdale also competes for customers with a variety of local shops and merchants.

          On August 11, 1992, a super-regional center, Mall of America, opened in Bloomington, approximately 8.25 miles from downtown Minneapolis and approximately 14.25 miles southeast of Brookdale. The 4.2 million square foot center is anchored by Nordstrom's, Bloomingdale's, Sears and R.H. Macy & Co., Inc., among others. Although the General Partner believes that Mall of

America has had a substantial adverse effect on many of the regional shopping centers within its trade area, the General Partner cannot predict its long-term impact, if any, on sales at Brookdale which the General Partner does not believe to be within the mall's primary trade area.

          Financing of the Partnership. The Partnership acquired the Properties for a total purchase price of $130,025,000 ($49,000,000 for Brookdale and $81,025,000 for Northland). To finance the acquisition, the Partnership issued to Equitable on December 30, 1986, a note (the "Northland Note") in the initial principal amount of $25,675,000 and a note (the "Brookdale Note," and, together with the Northland Note, the "Notes") in the initial principal amount of $15,175,000. Both of the Notes have an interest rate of 10.2% per annum, compounded semiannually. The Notes are so called "zero coupon" notes on which interest accrues but, at the election of the Partnership, is not currently payable until June 30, 1995, their maturity date, at which time a balloon payment of principal and accrued interest will be due and payable. To date, the Partnership has made no payment of interest or principal on account of the Notes. Assuming the Partnership makes no payment of interest or principal on account of the Notes prior to their maturity date, the amount due on the maturity date under the Northland Note and Brookdale Note will be $59,841,061 and $35,368,573, respectively.

          Each of the Notes is secured by a first mortgage on its respective Property and by an assignment of such Property's leases and rents. The Notes are otherwise non-recourse to the Partnership's other assets, partners and Unitholders. Each of the Note's principal and accrued but unpaid interest is due upon the sale of its encumbered Property or an event of default under the Note. Each of the Notes contains various covenants of the Partnership which, among other things, require the maintenance of a Loan-to-Value Ratio (the ratio of the accreted value of the Note to the respective Property's annual appraised value) of not greater than 90%, restrict the use of proceeds from the sale of the Property securing the Notes, restrict the incurrence of additional indebtedness by the Partnership and other liens on the Property, and restrict certain changes in the General Partner. Failure by the Partnership to satisfy any of a Note's covenants represents a default under such Note (subject, in certain cases, to notices of default and applicable cure periods). The Notes are cross-defaulted, so that a default under the Northland Note will constitute a default under the Brookdale Note. The Notes are not cross-collateralized so that the Northland Note is secured only by Northland and the Brookdale Note is secured only by Brookdale.

          The Notes currently provide that they may be defeased by depositing an amount in a separate account or with a fiduciary cash or government securities which is assured of having a value, as of the maturity date of the Note being defeased, equal to the principal balance and all accrued but unpaid interest as of such maturity date.

Reasons for the Liquidation

          The General Partner believes that it is in the best interests of the Partnership and the Unitholders for the Partnership to dispose of its assets and dissolve and liquidate in an orderly manner. The specific factors which the General Partner considered in arriving at such conclusion include the following:

          Maturation of Partnership Indebtedness. On their scheduled maturity date, the Notes will have an aggregate outstanding balance of approximately $95,000,000. The General Partner does not believe that the Partnership will, at any time prior to the Notes' scheduled maturity, have sufficient cash resources available to repay the Notes, and the General Partner believes, based on current market conditions and its prior efforts to obtain financing for the Partnership, that it is unlikely that the Partnership will be able to refinance the Notes prior to their scheduled maturity. A default by the Partnership in repaying the Notes could result in the Partnership's bankruptcy, the foreclosure by Equitable under the mortgages securing the Notes, and the ultimate loss by the Partnership of any interest in the Properties.

          Furthermore, the Notes provide that their maturity date will be accelerated in the event the Partnership's Loan-to-Value Ratio is more than 90%. The Properties' values, and related Note balances, are appraised for this purpose on or before February 15th of each loan year. Cushman and Wakefield, the independent appraisal firm retained by the Partnership to appraise Northland in connection with the Northland Sale, appraised the Property at $58,000,000. The requirement that the Partnership submit an appraisal of Northland under the Northland Note was deferred until 30 days after the termination of the Northland Agreement by either party. Based on the accreted value of the Northland Note on January 1, 1994 ($51,545,545), Northland would have complied with its required Loan-to-Value Ratio on January 1, 1994. However, if the Northland Sale is not consummated, Northland's appraised value may fail to satisfy the required Loan-to-Value Ratio based upon the accreted value of the Northland Note in the future. Under the terms of the Northland Note, the Partnership may post cash or government securities as substitute collateral in order to satisfy the Loan-to-Value requirement. If the Partnership failed to restore the Loan-to-Value Ratio, Equitable could seek to accelerate the Northland Note. A default by the Partnership under the Northland Note would trigger a cross-default under the Brookdale Note.

          Decline in Occupancy and Operating Results. In recent years, the value of the Properties has been negatively affected by the generally adverse climate for real estate values. The recent economic recession has also had a significant adverse effect on retailers, including certain of the Properties' tenants. For example, in 1993 alone, six Northland tenants representing 27,731 square feet of mall store GLA, and two Brookdale tenants representing 12,398 square feet of mall store GLA, filed for bankruptcy. As a result, occupancy rates and, consequently, net operating income at each of the Proper-ties has declined significantly since 1991, and such decline may continue. Base rents have also declined since 1992, and such decline is likely to continue as above-average base rent leases expire. Leases representing approximately 24% of Northland's mall store GLA and 21% of Brookdale's mall store GLA are scheduled to expire through 1997.

          An additional factor in the Properties' operating results has been the gradual change in Northland's tenant mix resulting from the growing number of lease terminations by national retailers. National retailers typically represent high-credit, high-profile and "traffic-generating" tenants.

          Most of the anchors' operating agreements at Brookdale expire or may be terminated by the anchor within the next three years, including the J.C. Penney and Dayton's operating agreements. Kohl's operating agreement at Brookdale expired in 1993. The expiration of such operating agreements would allow the anchors, among other things, to cease operating their stores, which would likely result in a decline in mall traffic and cash flow, as well as have a material adverse effect on future mall store leasing efforts.

          Hudson's, the principal anchor at Northland, has sent a notice of default under its operating agreement to the Partnership. If Hudson's were to cease operating its Northland store, it would have a material adverse effect on the operations of the Property and its value. If Hudson's were to cease operating its Northland store, J.C. Penney's operating agreement at Northland could be terminated and many other tenants could terminate their leases if Hudson's and J.C. Penney's were to close. The General Partner believes that it would be extremely difficult to effectively replace Hudson's as an anchor because of its size and location in the Property's configuration.

          Although the General Partner cannot predict with certainty the future occupancy and operating trends at the Properties, the General Partner does not believe that occupancy and operating results at the Properties can, prior to the Notes' scheduled maturity, be significantly improved. The General Partner believes that the Properties' value will continue to decline in the immediate future and may become permanently impaired if occupancy rates and operating results continue to decline.

          Capital Requirements. The Properties' performance has been adversely affected by their age and condition. Neither of the Properties has had a major renovation in the last ten years, although Northland was expanded to include a food court and certain other amenities in 1991 and both Properties were expanded to include a Kohl's department store in 1988. The General Partner believes that the ability to fund such renovation, as well as to bear site preparation, construction, tenant improvements and related capital costs and leasing commissions, will be necessary in order to attract additional anchors and new or replacement tenants to the Properties. The food court expansion at Northland was financed with a short-term $3,000,000 second mortgage from Equitable, which second mortgage was repaid out of the Partnership's operating cash flow in 1993. As of March 31, 1994, the Partnership had available cash reserves of approximately $7,180,377 which the General Partner does not believe would be sufficient to complete a meaningful renovation program at either of the Properties. Based on current market conditions and its experience in seeking to secure financing for the Partnership, the General Partner does not believe that the Partnership has, nor in the immediate future will it have, access to independent sources of capital with which to finance such capital expenditures.

          Competition. The Properties' performance has been adversely impacted by the many competing properties in the Properties' trade areas. Certain of these properties are newer than the Properties or have been recently renovated. The General Partner believes that unless the Properties are renovated, additional or alternative anchors are attracted to the Properties, and sophisticated marketing and leasing programs are implemented, the Properties' competitive position will further erode over time which may permanently impair their value.

          Scheduled Liquidation. The Partnership's acquisition of the Properties, and the financing of such acquisition, were structured so as to require the Partnership to sell or refinance the Properties on or before June 30, 1995, the scheduled maturity date of the Notes. Accordingly, the Partnership's prospectus with respect to the Public Offering contemplated that the Partnership would likely seek to hold the Properties for approximately eight and one-half years after the Public Offering, which was completed at the end of 1986. Moreover, under the Partnership Agreement, the Partnership's term was to expire on June 30, 2000 (subject to extension in certain events), in connection with which the Partnership's assets were to be sold and the Partnership was to be liquidated. Thus, the liquidation of the Partnership at this time is consistent with the Partnership's scheduled investment horizon.

Disposition and Financing Efforts

          On July 30, 1990, the General Partner announced in a press release that it was exploring the possible sale of one or both of the Properties.
With the approval of the General Partner's outside directors, the Partnership engaged Lehman Brothers, an affiliate of the General Partner, to advise and assist the Partnership in connection with the possible sales. In connection with such engagement, the General Partner had not yet decided to seek the liquidation of the Partnership, but rather, was seeking to ascertain whether one or both of the Properties could be sold at an acceptable price, consistent with the Partnership's objective of seeking to achieve long-term appreciation in value from its investments. Lehman Brothers solicited indications of interest from numerous prospective buyers, and received several for Brookdale, none of which the General Partner believed to be acceptable. No indications of interest were received for Northland. Lehman Brothers' engagement terminated on May 15, 1991 and the disposition effort was abandoned.

          Commencing in September 1992, and through the first three quarters of 1993, the General Partner sought to conclude arrangements with Ward's to convert approximately 120,000 square feet of Northland mall store space into anchor space for Ward's. The total budget for this project was approximately $20,000,000, which included the costs of a Property renovation program as well as costs associated with relocating a tenant in the mall store space designated for Ward's. The General Partner then approached Equitable with the proposal that Equitable (i) finance the project, (ii) add the financing proceeds to the amounts due under the Northland Note and (iii) extend the maturity of both Notes until June 30, 1997. Equitable agreed to the proposal subject to (1) interest under the Notes becoming payable, rather than accruing, during the extension period, and (2) the Partnership securing an extension of Hudson's operating covenants until 2004 or the Partnership investing 25% of the project costs as additional equity in Northland. The General Partner determined to reject Equitable's proposal because it would require a significant depletion of the Partnership's cash reserves and would effectively preclude the Partnership from making cash distributions after June 1995, without the assurance of a commensurate long-term economic return to the Partnership. Accordingly, in the first quarter of 1994, the Partnership has also suspended its negotiations with Ward's.

          As of September 30, 1993, Equitable ceased accruing interest income from the Northland Note. Equitable's action has no effect on the Part-nership's obligations under the Northland Note.

          On October 25, 1993, the Partnership, with the approval of the General Partner's outside directors, again retained Lehman Brothers to advise and assist the Partnership in connection with a possible sale of the Properties and the liquidation of the Partnership. The selection of Lehman Brothers was based on, among other things, its past association with the Properties and its familiarity with their operations. Lehman Brothers was not instructed by the General Partner to seek a minimum price for any of the Properties. Lehman Brothers made suggestions to the General Partner as to the minimum price ranges which the General Partner should anticipate for the Properties.

          Lehman Brothers advised the General Partner that Lehman Brothers did not believe that a broad marketing effort with respect to Northland would be successful based upon Lehman Brothers' prior marketing experience with respect to the Property and based upon the continued deterioration in Northland's occupancy and operating results since that time. Instead, Lehman Brothers recommended that it approach Equitable to acquire the Property as a means of protecting the value of Equitable's investment in the Northland Note and the Property. Lehman Brothers recommended that Brookdale be broadly marketed, including to Equitable. The General Partner approved Lehman Brothers' marketing strategy.

          Accordingly, Lehman Brothers and the General Partner met with representatives of Equitable in November 1993. Equitable agreed that it was interested in reacquiring the Property so as to preserve its investment, and that it would be prepared to incur the necessary additional capital expenditures with respect to the Property provided that (a) Hudson's would withdraw its default notice and agree to the extension of its operating agreement as originally proposed by the Partnership, and (b) the negotiations with Ward's could be successfully concluded. The suggestion that Equitable also acquire Brookdale was similarly discussed, however Equitable has to date given no indication of its interest to acquire that Property, and EREIM has waived its right of first offer under the EREIM Asset Management Agreement.

          In December 1993, Hudson's again threatened to cease operations at Northland.

          Representatives of Lehman Brothers, the General Partner and Equitable continued to negotiate the principal terms of an agreement. On January 19, 1994, Equitable and the Partnership entered into a non-binding letter of intent with respect to Equitable's proposed acquisition of Northland (the "Letter of Intent"). The Partnership immediately published a press release and filed with the Securities and Exchange Commission ("SEC") a notice on Form 8-K with respect to the Letter of Intent. The Partnership's press release and filing on Form 8-K contained copies of the Letter of Intent and clearly indicated that it was non-binding pending the satisfaction of certain conditions, including the execution of definitive transaction documents.

          Subsequent to the execution of the Letter of Intent, representatives of the parties and their counsel worked towards concluding a definitive agreement embodying the terms of the Letter of Intent. Equitable and the Partnership executed the Northland Agreement as of March 25, 1994. Between the date of the Partnership's press release with respect to the Letter of Intent and the execution of the Northland Agreement, the Partnership received no indications of interest to acquire Northland from any other party.

          The General Partner believes that, since the execution of the Northland Agreement, Equitable has commenced negotiations with Hudson's and Ward's in an effort to satisfy the conditions of the Northland Agreement.

          Since the November 1993 meeting with Equitable, Lehman Brothers has continued to seek prospective purchasers for Brookdale. Lehman Brothers has advised the General Partner that the Partnership may be able to maximize the value received for Brookdale through the exchange of the Property for the securities of a publicly-traded real estate investment trust ("REIT"). To date, however, no proposals to acquire the Property have been received by the General Partner.

          If the Northland Sale is consummated, Lehman Brothers will receive a sales commission of $508,774, equal to 0.875% of the aggregate purchase price of that Property. An additional fee equal to 0.875% of the purchase price will be payable to Lehman Brothers in the event a sale of Brookdale is consummated through Lehman Brothers' efforts. The Lehman Brothers fee arrangements have, pursuant to the provisions of the Partnership Agreement, been approved by the General Partner's independent directors which found the terms of such arrangement to be fair to the Partnership and not less favorable to the Partnership than those generally prevailing with respect to comparable transactions between related parties.
In considering the fairness of the fee, the independent directors considered, among other things, Lehman Brother's assistance in obtaining various concessions from Equitable, including the waiver of the Brookdale defeasance requirement and the waiver of EREIM's asset management fee and right of first offer with respect to Brookdale. Neither Lehman Brothers, nor any of its affiliates, will receive any other compensation or benefit from the Partner-ship as a result of the Partnership's liquidation, other than the benefits to be derived by the General Partner through its partnership interest in the Partnership.

Effect of the Liquidation

          After the sales of Northland and Brookdale, the Partnership will, under the terms of the Partnership Agreement, be dissolved. The General Partner will become the Liquidating Trustee for the Partnership. Pursuant to the Partnership Agreement, the General Partner, as Liquidating Trustee, will apply and distribute the Partnership's available cash balances in the following order of priority: (a) to pay (or make provision for the payment of) all creditors of the Partnership, other than the Partners; (b) to pay, on a pro rata basis, all creditors of the Partnership that are Partners, and (c) after the payment (or the provision for payment) of all debts, liabilities and obligations of the Partnership, to the General Partner and Unitholders in accordance with their respective capital account balances, as adjusted for all Partnership operations up to and including the liquidation.

          The Partnership will terminate when (a) all the assets of the Partnership have been converted into cash, (b) the liquid assets of the Partnership, after payment or due provision for all debts, liabilities and obligations of the Partnership, have been distributed to the Partners as set forth above, and (c) the Certificate of Limited Partnership of the Partnership has been cancelled in the manner required under Delaware law.

                              THE NORTHLAND SALE

Summary of Terms of the Northland Sale Agreement

General

          The Partnership entered into the Northland Agreement with Equitable as of March 25, 1994. Exhibits to the Agreement continue to be finalized.
The consideration to be paid by Equitable is $6,600,000 plus the release and discharge of the Northland Note which, as of March 31, 1994, had a balance of $52,859,956 (as of December 31, 1993 - $51,545,545). The $6,600,000 cash portion of the purchase price represented approximately the present value of the funds available for distribution from Northland which the General Partner estimates would have been generated prior to the maturity of the Northland Note on June 30, 1995, but for the Northland Sale. Equitable is waiving the obligation of the Partnership to defease the Northland Note. The closing date is scheduled to be no later than June 15, 1994, subject to certain rights of extension to June 30, 1994, but the effective date of the sale will be January 1, 1994 with respect to all prorations of rent and other items of income and expense.

Conditions Precedent to the Obligations of Equitable

          The obligations of Equitable to acquire Northland are subject to numerous conditions which Equitable must use its good faith efforts to satisfy. Certain of these conditions involve negotiations with third parties, and there can therefore be no assurance that these conditions will be satisfied. As discussed elsewhere, Hudson's has notified the Partnership that it is in default under Hudson's operating agreement. One of the conditions to Equitable's obligations under the Northland Agreement is Equitable's successful resolution of that dispute, a release of any claims against the Partnership and a long-term extension of Hudson's Operating Agreement on terms acceptable to Equitable in its sole discretion.

          Equitable's obligations are also conditioned upon Ward's agreeing to open another anchor store occupying more than 120,000 square feet at Northland on terms and conditions acceptable to Equitable in its sole discretion. The Partnership has been informed by Equitable that Ward's has conditioned any such agreement upon all work with respect to the store being completed in time sufficient to allow its Northland store to open by November 1994. Another condition is the consent of EML to join with Equitable in the acquisition of Northland on terms acceptable to Equitable. EML is a participant with Equitable in the Northland Note, and Equitable is seeking EML's participation in the Northland acquisition in the same proportion as EML retains in the Note. To obtain the consent of EML, Equitable will have to obtain the consent of EML's partners, ML/EQ Real Estate Portfolio, L.P., a public partnership affiliated with Merill Lynch, Pierce Fenner & Smith Incorporated ("ML/EQ"), and the partners thereof, and EREIM. The Partnership has also been informed by Equitable that ML/EQ is conditioning its consent to such transaction upon first obtaining an independent "fairness opinion" with respect to the transaction's terms.

          Finally, the Northland Agreement is conditioned upon the satisfactory completion prior to the closing of any due diligence which Equitable deems necessary. Any engineering, environmental, valuation or other reports required to satisfy Equitable shall be paid by Equitable.

Conditions Precedent to the Obligations of the Partnership

          The obligation of the Partnership to close on the Northland Agreement is conditioned upon the Partnership receiving the consent of holders of a majority of the Units. In the event that the consent of such majority of the Unitholders is not obtained, the Partnership can and will terminate the Northland Agreement. The General Partner believes that the Northland Sale is entitled to a bona fide debt workout exemption from the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

Costs and Expenses

          The Partnership is required to pay all ordinary and reasonable costs incurred in closing the sale of Northland, including a broker's commission to Lehman Brothers, transfer taxes, recording taxes, title insurance and a certified survey. A detailed estimate of these expenses is set forth under "Use of Proceeds." Equitable must pay for its own attorneys, engineer, environmental consultant and any other expert employed by Equitable.

Representations, Warranties and Covenants of the Partnership

          The Partnership has made customary representations and warranties including, among others, that (i) the Partnership has the power and authority to enter into the Northland Agreement and sell the Property, (ii) except as noted, Northland is in compliance with all material laws, (iii) to the best knowledge of the Partnership, all licenses and permits necessary for Northland to operate its business have been obtained, (iv) through the closing, the Partnership will maintain Northland in substantially the same condition, (v) that all leases are properly described and, except as noted, no leases are in default and no claims exist against the Partnership by tenants, (vi) Northland is and will remain insured until closing, (vii) all service contracts on Northland have been properly described and are not in default, (viii) to the best of the Partnership's knowledge, there are no hazardous materials on or about the Property except for those that exist in accordance with applicable laws, (ix) the Partnership will disclose to Equitable all material adverse changes prior to closing and the Partnership has received no notice of violations except as set forth in the Northland Agreement. The Partnership is not liable for any matters known to Equitable or EREIM (either in their capacity as lender or asset manager), or existing prior to the Partnership's acquisition of Northland.

          A number of the Partnership's representations and warranties, such as those relating to environmental issues and property assessments, will not survive the closing. Other representations, such as those relating to the authority of the Partnership to enter into the transaction, will survive indefinitely. The majority of the representations and covenants will survive until June 30, 1995.

Equitable's Right to Make Capital Improvements and to Bind the Partnership to "Revenue Neutral" Leases

In order to facilitate the opening of Ward's by November 1994 and to accommodate the relocation and other needs of certain tenants, the Northland Agreement provides that Equitable has the right to enter into certain leases and lease amendments prior to closing, which leases would be binding upon the Partnership even if the property transfer to Equitable does not occur, provided that (i) Equitable, and not the Partnership, is responsible for satisfying all capital improvements and other landlord obligations under such leases, (ii) the Partnership is compensated by Equitable for any decreases in net rent revenue resulting from the execution of such leases so that the overall economic effect is "revenue neutral," and (iii) Equitable indemnifies the Partnership from any losses, unfinished capital improvements or other expenses resulting from the execution of such leases. If the Northland Sale does not close, then Equitable's expenditures in satisfying the capital improvements and other landlord obligations under such leases are to be added to the balance of the Northland Note.

Right to Extend Closing

          The Northland Agreement provides that the closing will take place on or before June 15, 1994, but the closing date may be extended to June 30, 1994 by either party. The Partnership intends to extend the closing to allow the completion of the Solicitation. The Northland Agreement is also subject to completion through the attachment of exhibits thereto, which exhibits must be acceptable to the Partnership and Equitable.

Closing Adjustments

          All adjustments and prorations for items of income and expense shall be made as of January 1, 1994. To the extent that basic or minimum rent from tenants is past due, upon collection, such rents shall be deemed to be applicable to the most recently past due rent first, and then shall be applied in inverse order from the newest delinquency to the oldest delinquency. Equitable shall use reasonable efforts to collect all delinquencies. On November 1, 1994, Equitable shall pay to the Partnership all arrearages collected which are attributable to the period prior to January 1, 1994, except for $500,000 of such amounts which Equitable shall retain. The General Partner anticipates that, in accordance with this provision, Equitable will be entitled to retain up to $500,000 in receivables collected relating to the period the Partnership owned Northland. An appropriate reserve for this purpose will be established from the net proceeds of the Northland Sale.

Waiver of Brookdale Defeasance Requirement

          At the closing, the Partnership and Equitable will modify the existing first mortgage and first mortgage note on Brookdale to waive the defeasance requirement and permit prepayment in full on the date Brookdale is sold by the Partnership to an unaffiliated third party for an amount equal to the sum of outstanding principal and accrued interest on such date, plus a defeasance fee for certain sales. The defeasance fee on the Brookdale Note shall be waived in full if the Sale Price (as defined) is less than $45,000,000.

Releases

          At the closing the Partnership and Equitable shall exchange general releases, releasing each other from all obligations other than (i) obligations under the Northland Agreement, (ii) obligations of the Partnership under any loan documents on Brookdale, and (iii) liabilities arising with respect to any cross claims or third party claims in the event that an action is brought against the releasing party by any third party. Equitable and the Partnership will also enter into an agreement that (a) neither the Partnership nor Equitable will pursue against the other any claims arising out of facts existing as of such date except as provided under (i) or (iii) above, (b) the Partnership will not encourage any Unitholder to initiate any claim against Equitable, and (c) notwithstanding the foregoing, neither party shall be precluded from asserting cross claims or third party claims against the other in the event that an action is brought against it by an unrelated third party.

Indemnification

          The Partnership indemnifies Equitable from any expense resulting from any action relating to Northland prior to the closing. Equitable indemnifies the Partnership from any event relating to Northland after the closing date.

Termination of EREIM Asset Management Agreement

          The Partnership and EREIM have entered into an agreement (the "EREIM Termination Agreement") terminating the EREIM Asset Management Agreement effective as of January 1, 1994. As a result, the Partnership will be freed from paying any future asset management or disposition fee with respect to its Properties to EREIM. Under the EREIM Termination Agreement, EREIM will also waive its right of first offer to acquire Brookdale, which the General Partner believes will facilitate the sale of that Property. Finally, the EREIM Termination Agreement will include the exchange of certain releases similar to those being exchanged by the Partnership and Equitable.

Fairness of the Transaction

          The General Partner believes that the terms and conditions contained in the Northland Agreement are fair to the Partnership and Unitholders based upon the conditions currently prevailing in the real estate market, the issues described herein under "Reasons for the Liquidation", the recent operating results at Northland, the results of the prior effort to dispose of the Properties and the market capitalization, and implied Property values, of the Partnership's Units. In determining that the Northland Sale is fair to the Partnership and Unitholders, the General Partner assigned particular weight to the proximity of the Notes' maturity date, the potential acceleration of such maturity date, and the significant capital investment required to renovate Northland and attract additional anchor and mall store tenants.

          The Partnership has retained the Advisor to render an opinion as to the fairness of the Northland Sale, from a financial point of view, to the Unitholders. The Advisor is an internationally recognized investment banking firm regularly engaged in analyzing the fairness from a financial point of view of financial transactions, including real estate transactions, for a variety of purposes.

          The full text of the Advisor's opinion is attached as an exhibit to this Proxy Statement. Reference is made to the opinion for a description of the procedures followed, matters considered and assumptions made by the Advisor in rendering its opinion. Unitholders are urged to read the Advisor's opinion in its entirety.

          No limitations were imposed by the General Partner on the scope of the Advisor's investigation or the procedures followed by the Advisor in rendering its opinion. The Advisor was not requested to, and did not, make any recommendation to the General Partner as to the amount of consideration to be received by the Partnership for Northland. The amount of such consideration was determined through arm's-length negotiations between the Partnership and Equitable.

          After (i) review of this Solicitation Statement, (ii) review of the Partnership's 1992 and 1993 annual reports and its quarterly report for the quarter ended March 31, 1994, (iii) meeting with the manager of Northland and with representatives of the General Partner to discuss Northland's business and future prospects, (iv) visiting Northland and the Detroit mall market (v) reviewing the most recent appraisals of Northland and (vi) conducting such other analyses, inquiries and investigations as it deemed appropriate, it was the opinion of the Advisor that the Northland Sale is fair, from a financial point of view, to the Unitholders. In the course of its review, the Advisor relied upon and assumed without independent verification the accuracy and completeness of the financial and other information provided to the Advisor, and further relied upon the assurances of the General Partner and the management of Northland that they were unaware of any facts that would make the information incomplete or misleading. The Advisor did not perform an independent appraisal of Northland.

          The Advisor has received a fee from the Partnership of $150,000 for rendering the fairness opinion. In addition, the Partnership has agreed to reimburse the Advisor for all reasonable out-of-pocket expenses (up to an aggregate amount of $20,000) incurred in connection with the services provided by the Advisor, and to indemnify and hold harmless the Advisor and its affiliates from and against certain liabilities in connection with its engagement and the rendering of its opinion.

          The Advisor has, in the past, rendered no other services to the Partnership and the Partnership has made no commitment to, and has no understanding with, the Advisor with respect to any future services.

Accounting Treatment

          The Northland Sale is not expected to result in a loss for accounting purposes in 1994, because of the approximately $23,500,000 aggregate write-downs in Northland's value taken in the 1992 and 1993 fiscal years.

Federal Income Tax Consequences

          The following is a brief discussion of certain federal income tax considerations relating to the Northland Sale. Each Unitholders should consult his or her own tax advisor regarding the specific tax consequences of the approval of the Northland Sale in the Unitholder's particular circumstance.

          For federal income tax purposes the sale of Northland will result in a loss in 1994 of approximately $8,992,338 or $0.83 per Unit. This will be a loss governed by Code Section 1231. The Partnership will also incur an expense of approximately $600,000 or $.05 per Unit in Michigan Single Business Taxes.

          This loss and expense will be passive activity losses under Code
Section 469. For Unitholders that are subject to the passive activity loss limitations of Code Section 469, losses realized through the Partnership can only be used: (a) to the extent of passive activity income realized through the Partnership, (b) upon a disposition of all of the Unitholder's interest in the Partnership to an unrelated person in a taxable transaction, and (c) upon the Partnership's sale of Brookdale and its liquidation.

          When the Code Section 1231 loss becomes usable, it is first offset against 1231 gains and capital gains realized for that year by the Unitholder separately or through the Partnership. Generally, a Section 1231 gain or loss results from a disposition of depreciable property used in a trade or business. If any Code Section 1231 loss remains, it is taken as an ordinary loss. Generally, Section 1231 gains are taxed as capital gains. However, if the Unitholder realizes a net Code Section 1231 gain in any of the next 5 years, such gain shall be treated as ordinary income to the extent of the prior Code Section 1231 loss was treated as ordinary.

          The distribution of the approximately $.48 per Unit proceeds from the Northland Sale will first reduce a Unitholder's federal income tax basis in his Unit and the amount of the distribution in excess of that basis will be taxed as a long-term or short-term capital gain, depending on how long the Unit has been held. Those who purchased their Units in the initial offering will not recognize gain on the distribution. To them the distribution will be an untaxed return of capital that reduces their bases in their Units.

     A person who acquired an outstanding Unit may recognize gain on the distribution, if the distribution exceeds his basis in his Unit which is the sum of (a) the amount paid for the Unit plus (b) his share of approximately $2.94 per Unit of the Brookdale Note balance minus (c) distributions received from the Partnership and minus (d) the cumulative net tax losses allocated to him by the Partnership, whether or not he was able to deduct them for tax purposes. However, any gain realized will permit the Unitholder to deduct an equal amount of suspended losses to the extent such losses have been allocated to him by the Partnership.

          Under the Partnership Agreement, the loss on the Northland Sale will be allocated to the Unitholders who receive the distribution of the proceeds from the sale. The Michigan Single Business Tax shall be allocated, with the Partnership's other income and loss, on the basis of the number of days during a year each Unitholder was considered to be the record owner of his Units.

          On a sale of Brookdale, the Partnership will recognize a Section 1231 gain to the extent the cash proceeds of sale and the then balance on the Brookdale Note exceed the Partnership's federal tax basis in the Property. On the June 30, 1995, maturity of the Brookdale Note, the note balance will be $35,368,572 and the basis of Brookdale is projected to be approximately $31,552,999.

          On the subsequent liquidation of the Partnership, a Unitholder would recognize gain, or loss, depending upon the extent to which the amounts distributed to him in liquidation was more than, or less than, his basis in his Units. At that point his basis in a Unit would be equal to the sum of (a) the amount paid for the Unit plus (b) his share of Partnership income and gain allocated to him minus (c) distributions received from the Partnership and minus (d) tax losses allocated to him by the Partnership, whether or not he was able to deduct them for tax purposes. Upon a liquidation of the Partnership, a Unitholder would be able to deduct any suspended passive activity losses that had been allocated to him by the Partnership.

          If the Partnership were to continue to hold Northland and Brookdale until the maturity of the Notes on June 30, 1995, and if the Partnership were unable to pay the approximately $95,000,000 balance of the Notes, then Equitable would presumably foreclose with the result that the Partnership would recognize a taxable gain. The Partnership's basis in the properties is projected to be approximately $500,000 less than the balance of the Notes. This gain would be increased by the amount of cash, if any, that the Partnership might realize on a foreclosure sale. On the subsequent liquidation of the Partnership, a Unitholder would recognize gain, or loss, depending upon the extent to which the amounts, if any, distributed to him in liquidation was more than, or less than, his basis in his Units. The liquidation would permit a Unitholder to deduct any suspended passive activity losses that had been allocated to him by the Partnership.

Use of Proceeds

          The Northland Sale will provide the Partnership with cash proceeds of approximately $6,600,000. The net proceeds to the Partnership, after fees and expenses in connection with the Northland Sale, are anticipated to be approximately $5,144,131, based upon the following calculation:


Sale Proceeds                                                                                                         $6,600,000

Less Closing Costs and other transaction costs:
  Sales Commission                                                                            508,774
  Transfer Taxes                                                                               55,000
  Appraisal                                                                                    15,000
  Title Insurance                                                                              60,000
  Survey                                                                                        5,000
  Fairness Opinion                                                                            150,000
  Michigan Single Business Taxes                                                              600,000
  Expenses of Proxy Solicitation                                                               30,000
  Legal Fees and Expenses                                                                     350,000
  Expenses in Obtaining Ground Lessor
     Approval                                                                                   2,500
  Accounting Fees                                                                              20,000                 (1,796,274)

Prorations
  Accounts Receivable                                                                          24,999
  Prepaid Expenses                                                                          1,462,453
  Accounts Payable                                                                           (647,047)




















Buyer's Proation of Receivables                                                              (500,000)                340,405

Net Proceeds of Northland Sale                                                                                     $5,144,131


Impact on Future Distributions

          In accordance with the Partnership Agreement, all of proceeds from the sale of any Property, after payment of the associated transaction costs and Partnership indebtedness, and the establishment of reserves in the discretion of the General Partner, are generally to be distributed 99% to the Unitholders and 1% to the General Partner.

          The net proceeds of the Northland Sale, after payment of the associated transaction costs, and net of the General Partner's share of the sale proceeds, are estimated to be approximately $5,092,689, or approximately $.48 per Unit. The distribution will represent a return of capital for federal income tax purposes to the extent that it does not exceed a Unitholder's tax basis in his Unit. The General Partner's share of the net proceeds will be $51,442. The Partnership will seek to distribute such net proceeds as promptly as practicable following the closing of the Northland Sale.

          In the year ended December 31, 1993, the Partnership generated aggregate cash flow before financing activities of approximately $10,465,000, which included a deferred income item of $1,250,000 and a $1,060,000 expense item for the asset management fees payable to EREIM. The Partnership repaid a short-term $3,000,000 second mortgage from Equitable and made distributions to the Unitholders aggregating $5,417,550 ($.50 per Unit). The balance of the Partnership's cash flow (a total of $2,533,000) was added to Partnership reserves.

          On a pro-forma basis, after giving effect to the Northland Sale as if it had occurred prior to January 1, 1993 and excluding the deferred income item and the EREIM asset management fee, the Partnership generated cash flow before distributions of approximately $3,268,883 in 1993.

          The amount of future distributions will be affected by a number of factors including: (i) the anticipated decline in Partnership cash flow as a result of the Northland Sale, partially offset by the elimination of EREIM's asset management fee; (ii) the timing and net proceeds (if any) received from the proposed sale of Brookdale; and (iii) the Partnership's reduced cash reserve requirements as a result of the Northland Sale and the Partnership's plans to liquidate. The Partnership will also incur in 1994 anticipated capital expenditures of approximately

$1,250,000 with respect to the required reconfiguration of the Carson's store at Brookdale, however and such expenditures are anticipated to be funded from the $1,250,000 payment received from Carson's in 1993 and added to Partnership reserves, not from operating cash flow. The General Partner believes that, following the Northland Sale and pending the sale of Brookdale and the maturity of the Brookdale Note, the Partnership will generate sufficient cash flow with which to fund its normal operating expenses and to make distributions to the Unitholders. The General Partner cannot, however, predict with certainty the amount of future Partnership distributions.

Reasons for Obtaining Unitholder Approval

          Pursuant to Section 7.03(c)(iii) of the Partnership Agreement, the sale of all or substantially all of the Partnership's assets must be approved by holders of a majority of the outstanding Units. Northland's real estate value for financial reporting purposes as of March 31, 1994 ($55,737,857), represented approximately 48.8% of the value of all Partnership assets for financial reporting purposes as of such date ($113,447,674). In addition, Northland's gross income for the year ended December 31, 1993 (approximately $18,891,663) represented 63% of the Partnership's total gross income for such period ($30,311,526). Northland's gross income for the three-month period ended March 31, 1994 (approximately $4,861,496) represented 61.4% of the Partnership's total gross income for such period ($7,916,236). Finally, the Northland Sale represents the first step in the Partnership's plan to dispose of Brookdale and liquidate and dissolve the Partnership, and accordingly, the General Partner resolved to seek the consent of the Unitholders to the Northland Sale.

          Under the terms of the Partnership Agreement, if the Northland Sale is approved by holders of a majority of the outstanding Units, the General Partner will promptly notify, in writing, all Unitholders who did not consent to the sale. Dissenting Unitholders are not entitled to appraisal rights under the Partnership Agreement.

          If Unitholder consent is not obtained, the Northland Sale will not be consummated in its present form and the Partnership will have to re-solicit Unitholders to approve any future sale of all or substantially all of the Partnership's assets. In such case, (i) the likelihood of a foreclosure on Northland is substantially increased, (ii) the ability to sell Brookdale is reduced and its price may be adversely impaired, and (iii) the possibility of a default under the Brookdale Note is increased.

                                 THE AMENDMENT

Existing Provision

          Section 7.03(c)(iii) of the Partnership Agreement provides that the General Partner generally may not, without the consent of holders of a majority of the Units, cause the Partnership to:

          ". . . sell all or substantially all the Partnership Assets (provided that such approval need not be based upon an actual sale transaction if (A) approval is sought for an all cash sale at a specified minimum price and (B) an all cash sale (provided that payment of the purchase price may include the assumption of, or taking subject to, Partnership indebtedness) for at least the specified minimum price is consummated within 180 days following such approval). . ."

Reasons for the Amendment

          The General Partner is actively seeking to sell Brookdale. In order to facilitate such anticipated sale, the General Partner proposes to delete
Section 7.03(c)(iii) of the Partnership Agreement and all references thereto, so that it may pursue potential purchasers of Brookdale without incurring the expense and potential delay of another Unitholder consent solicitation. The General Partner believes that simplified disposition procedures for Brookdale will also enhance its marketability, since this may assist a prospective purchaser to obtain acquisition financing or otherwise reduce the costs to purchaser of such financing.

Effect of the Amendment

          The General Partner is actively seeking to sell Brookdale. If the Northland Sale is not consummated, the General Partner will seek to sell Northland to Equitable on other terms and conditions or will seek to sell Northland to another purchaser. If a sale of both Properties cannot be accomplished in a timely or economical manner, in the General Partner's discretion, the General Partner will take such other action with respect to the Properties as the General Partner deems advisable under the circumstances.

          If the Amendment is adopted, then the Selling Limitation set forth in Section 7.03(c)(iii) of the Partnership Agreement and all references to
Section 7.03(c)(iii) in the

Partnership Agreement will be eliminated. The effect of the Amendment will be to authorize the General Partner to dispose of Brookdale (and Northland if the Northland Sale is not consummated) upon terms acceptable to the General Partner, in its sole discretion, without requiring the General Partner to obtain a separate consent from the Unitholders.

          The General Partner will notify all Unitholders upon the final adoption or rejection of the Amendment.

Reason for Obtaining Unitholder Approval

          Under the Partnership Agreement, the consent of holders of a majority of the Units is required for the adoption of any amendments to the Partnership Agreement. If Unitholder consent is not obtained, the Partnership will have to re-solicit Unitholders to approve any future sale of all or substantially all of the Partnership's assets, which delay might impair any such future sale.

                      SELECTED HISTORICAL FINANCIAL DATA

          The following selected historical financial data for each of the years in the five-year period ended December 31, 1993, has been derived from the Partnership's financial statements audited by KPMG Peat Marwick, independent certified public accountants. The selected financial data with respect to the balance sheets at March 31, 1993 and March 31, 1994, and the statements of operations for each of the three months then ended, is unaudited. The unaudited interim financial statements from which this data is derived include all adjustments, consisting of normal recurring accruals, which the General Partner considers necessary for a fair presentation of the financial position and results of operations for these periods. The selected financial data set forth below should be read in conjunction with the audited and unaudited financial statements and related notes included in the Partnership's Annual report on Form 10-K/A for the fiscal year ended December 31, 1993 and the Partnership's Quarterly Report on Form 10-Q for the Fiscal quarter ended March 31, 1994.



                                           For the three-months                   For the years ended December 31,
                                                  ended
                                          ______________________    ______________________________________________________________
                                          March 31,    March 31,
                                             1994        1993         1993         1992         1991         1990          1989

 Operating Data:
 Income
   Rental Income                            7,638,141   7,169,365   30,053,750   31,099,325   30,047,485    29,060,827   30,432,178
   Interest and other income                  278,095      98,296      257,776      304,431      335,901       420,856      221,072
     Total Income                           7,916,236   7,267,661   30,311,526   31,403,756   30,383,386    29,481,683   30,653,250

 Expenses
   Property operating expenses              2,918,993   2,768,622   13,025,506   13,254,011   13,049,409    11,877,395   12,063,482
   Loss on write-down of real estate (A)           --          --   16,163,153    7,256,151           --            --           --
   Real estate taxes                        1,522,882   1,431,450    5,705,170    5,386,056    4,950,219     4,453,307    3,946,681
   Interest expense                         2,091,283   1,945,030    7,857,584    7,245,703    6,396,879     5,762,181    5,216,526
   Depreciation and amortization              868,168     952,757    3,854,330    3,674,346    3,342,451     3,275,371    3,234,777
   General and administrative                  48,973     349,419    1,289,480    1,342,731    1,314,459     1,476,932    1,257,379
   Management fee                             156,882     148,558      563,654      570,627      564,506       553,528      589,712
   Professional fees                           24,038      34,587      229,616      183,491      376,014       323,540       86,187
     Total Expenses                         7,631,219   7,630,423   48,688,493   38,913,116   29,993,937    27,722,254   26,394,744

 Income (Loss) from Operations                285,017   (362,762) (18,376,967)  (7,509,360)      389,449     1,759,429    4,258,506

 Loss on sale of property (B)                      --          --           --    (325,000)           --            --           --
 Operating income payable to Equitable(C) (1,741,363)          --            -           --           --            --           --

 Net Income (Loss)                        (1,456,346)   (362,762) (18,376,967)  (7,834,360)      389,449     1,759,429    4,258,506

 Net Income (Loss) Allocated
   To the General Partner                    (14,563)     (3,628)    (183,770)     (75,094)        3.895        17,594       42,585
   To the Limited Partners                (1,441,783)   (359,134) (18,193,197)  (7,759,266)      385,554     1,741,835    4,215,921
   Per Limited Partnership Security
     (10,700,000 securities outstanding)       (0.13)      (0.03)       (1.70)        (.73)          .04           .16          .39


 Other Data:
 Capital Expenditures                          93,703     996,952    2,322,045    3,137,121    4,039,639     1,699,983      757,738

 Balance Sheet Data:
 Working Capital                            8,865,214   9,667,124    8,212,378    8,926,668    6,286,461     3,381,472    4,377,907
 Total Assets                             114,292,966 131,654,149  113,447,674  131,082,900  136,879,392   132,003,571  135,858,244
 Total Debt                                84,102,404  79,138,265   82,011,121   77,245,017   70,217,593    60,849,420   55,087,239
 Accounts Payable & Accrued Expenses        3,328,571   2,432,332    3,420,236    2,027,049    1,626,075     1,103,836    1,077,595
 Distribution Payable                         756,566   1,351,010    1,351,010    1,364,520    1,351,010     1,351,010    2,810,101
 Distributions Declared Per LP Security         $0.07      $0.125        $0.50        $0.50        $0.50         $0.92        $1.04
   (10,700,000 securities outstanding)


___________________
(A) In 1992, Northland was written down to market value.In 1993, the carrying value was further reduced to reflect the terms of the proposed sale.
(B) Loss on sale of property is attributable to the sale of the Telcom parcel at Northland.
(C) Represents positive cash flow generated by Northland since January 1, 1994 which is owed to Equitable if the Northland Sale closes.

Unaudited Pro Forma Balance Sheet as of March 31, 1994

This unaudited Pro Forma Balance Sheet is presented as if the Northland Sale had occurred on March 31, 1994. In management's opinion, all adjustments necessary to reflect the Northland Sale have been made. This unaudited Pro Forma Balance Sheet is not necessarily indicative of what the actual balance sheet amounts of the Partnership would have been had the sale been completed as of March 31, 1994, nor does it purport to represent the balance sheet for future periods.



Assets                                                                  Historical                Adjustments (A)       Proforma

Property held for disposition:                                          $ 99,522,957                $(55,737,857)     $ 43,785,100
Cash                                                                      12,918,544                          __        12,918,544
Accounts receivable, net                                                     781,706                          __           781,706
Due from affiliates, net                                                     125,845                          __           125,845
Deferred charges (D)                                                         166,628                     (83,314)           83,314
Prepaid assets (B)                                                           777,286                    (705,877)           71,409
Due from Buyer (B)                                                                __                   6,805,877         6,805,877

     Total Assets                                                      $ 114,292,966                $(49,721,171)     $ 64,571,795

Liabilities and Partner's Capital

Liabilities:
  Accounts payable and accrued expenses (C)                            $   2,078,571                  $1,796,274        $3,874,845
  Deferred Income                                                          1,250,000                          __         1,250,000
  Mortgage notes payable                                                  84,102,404                 (52,859,956)       31,242,448
  Due to Buyer (E)                                                         1,653,030                          __         1,653,030
  Distribution payable                                                       756,566                          __           756,566

     Total Liabilities                                                    89,840,571                 (51,063,682)       38,776,889

Partners' Capital:
  General Partner (F)                                                       (741,395)                     13,425          (728,558)
  Limited Partners (F)                                                    25,194,378                   1,329,086        26,523,464

     Total Partners' Capital                                              24,452,395                   1,342,511        25,794,906

     Total Liabilities and Partners' Capital                           $ 114,292,966                $(49,721,171)     $ 64,571,795


Book Value Per Unit
(10,700,000 units outstanding)                                                 $2.35                           __            $2.51


_________________

(A)  To reflect the Northland Sale as if it had occurred on March 31, 1994.

(B) The Due from Buyer amount of $6,805,877 is comprised of the $6,600,000 agreed to be paid by the Buyer in excess of the December 31, 1993 debt on the Northland Note and prepaid assets consisting of prepaid real estate taxes and insurance expenses totalling $705,877, less amounts transferred for certain receivables to Equitable totalling $500,000.

(C) The $1,796,274 represents closing costs, as estimated as of March 31, 1994, associated with the Northland Sale consisting of the following:

     Commissions                   $ 508,744
     Transfer Taxes                   55,000
     Appraisal                        15,000
     Title Insurance Premium          60,000
     Survey                            1,000
     Michigan Single Business Tax    600,000
     Legal Costs                     350,000
     Accounting Fees                  20,000
     Ground Lessor Approval            2,500
     Expense of Proxy Solicitation    30,000
     Fairness Opinion                150,000

     Total Closing Costs           $1,796,274

(D) Reflects the write-off of Northland's remaining unamortized deferred charges associated with its mortgage.

(E) The $1,653,030 represents Northland's positive cash flow generated for the period ended March 31, 1994 totalling $1,741,363 netted with the January 1994 Asset Management fee totalling $88,333 paid to EREIM by the Partnership prior to the termination of the Asset Management Agreement effective December 31, 1993. When the Northland Sale closes, the $1,653,030 is due to Equitable.

(F) The change in capital reflects the write-off of Northland's remaining unamortized deferred charges, first quarter 1993 depreciation expense, first quarter 1994 interest expense and additional closing costs.

Unaudited Pro Forma Statement of Operations for the year ended December 31,
1994

This unaudited Pro Forma Statement of Operations is presented as if the Northland Sale had occurred on January 1, 1993. In management's opinion, all adjustments necessary to reflect the Northland Sale have been made. This unaudited Pro Forma Statement of Operations is not necessarily indicative of what actual results of operations of the Partnership would have been had the sale been completed as of January 1, 1993, nor does it purport to represent the results of operations for future periods.



Income                                                               Historical               Adjustments                 Proforma

Rental income (A)                                                   $12,622,285              $ (7,494,000)             $ 5,128,285
Escalation income (A)                                                17,226,821               (11,295,177)               5,931,644
Interest income (A)                                                     257,776                  (103,843)                 153,933
Miscellaneous income (A)                                                204,644                   (88,643)                 116,001

  Total Income                                                       30,311,526               (18,981,663)              11,329,863

Expenses

Property operating expenses (A)                                      13,025,506               (10,346,731)               2,678,775
Loss on write-down of real estate (B)                                16,163,153               (16,163,153)                      __
Real estate taxes (A)                                                 5,705,170                (2,426,923)               3,278,247
Interest expense (A)                                                  7,857,584                (4,972,623)               2,884,961
Depreciation and amortization (A)                                     3,854,330                (2,534,500)               1,319,830
General and administrative (C)                                        1,289,480                  (661,990)                 627,490
Management fee (D)                                                      563,654                  (324,814)                 238,840
Professional fees                                                       229,616                        __                  229,616

  Total Expenses                                                     48,688,493               (37,430,734)              11,257,759

Net Loss                                                            (18,367,967)               18,449,071                   72,104

Per Limited Partnership Security
 (10,700,000 securities outstanding)                                    $ (1.70)                                           $(0.00)





(A) To reflect the decrease in property operations, depreciation and amortization, and interest expense associated with Northland during 1993 as if the sale took place on January 1, 1993 and to eliminate the loss on write down of real estate.

(B) The Partnership wrote down the carrying value of Northland to its net realizable value as of December 31, 1993. The net realizable value of $56,148,271 was calculated as the aggregate sales price of $58,145,545 less closing costs of $1,497,274 and certain receivables transferred to Equitable of $500,000 contributing to a loss on write-down of real estate of $16,163,153.

(C) To reflect the decrease in the asset management fee paid to EREIM associated with Northland totalling $661,990 annually. As of December 31, 1993, the EREIM Agreement has been terminated.





(D) To reflect the decrease in the property management fee paid to General Growth for 1993 for Northland totalling $324,814.

Unaudited Pro Forma Statement of Operations for the period ended March 31,
1994

This unaudited Pro Forma Statement of Operations is presented as if the Northland Sale had occurred on January 1, 1993. In management's opinion, all adjustments necessary to reflect the Northland Sale have been made. This unaudited Pro Forma Statement of Operations is not necessarily indicative of what actual results of operations of the Partnership would have been had the sale been completed as of January 1, 1993, nor does it purport to represent the results of operations for future periods.



Income                                                               Historical               Adjustments                 Proforma

Rental income (A)                                                   $ 3,148,705              $ (1,893,129)             $ 1,255,576
Escalation income (A)                                                 4,489,436                (2,925,035)               1,564,401
Interest income (A)                                                      52,772                   (18,333)                  34,439
Miscellaneous income (A)                                                225,323                   (24,999)                 200,324

  Total Income                                                        7,916,236                (4,861,496)               3,054,740

Expenses

Property operating expenses (A)                                       2,918,993                (2,417,277)                 501,716
Real estate taxes (A)                                                 1,522,882                  (608,227)                 914,655
Interest expense (A)                                                  2,091,283                (1,314,411)                 776,872
Depreciation and amortization (A)                                       868,168                  (496,720)                 371,448
General and administrative                                               48,973                        __                   48,973
Management fee (B)                                                      156,882                   (94,629)                  62,253
Professional fees                                                        24,038                        __                   24,038

  Total Expenses                                                      7,631,219                (4,931,264)               2,699,955

Net Income (Loss) from operations                                   $   285,017               $    69,768              $   354,785
Operating income payable to Buyer (C)                                (1,741,363)                1,741,363                       __
Net Income (Loss)                                                    (1,456,346)                1,811,131                  354,785

Per Limited Partnership Security
  (10,700,000 securities outstanding)                                   $ (0.13)                                             $ 0.03





(A) To reflect the decrease in property operations, depreciation and amortization, and interest expense associated with Northland during 1993 as if the sale took place on January 1, 1993.

(B) To reflect the decrease in the property management fee paid to General Growth for 1994 for Northland totalling $94,629.

(C) The $1,741,363 represents positive cash flow generated by Northland for the period ended March 31, 1994 which is owed to Equitable upon the closing of the Northland Sale.

                       RECOMMENDATION OF GENERAL PARTNER

          The General Partner recommends that the Unitholders CONSENT to the Northland Sale and the Amendment. Any duly executed Ballot on which a vote is not indicated will be deemed to be a CONSENT to the Northland Sale and the Amendment.


                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

          On the Record Date (June 7, 1994) there were 10,700,000 Units issued and outstanding and entitled to vote.

          As of the Record Date, no person was known by the Partnership to be the beneficial owner of more than five percent of the Units.

          As of the Record Date, neither the General Partner nor any officer or director thereof owned any Units.


                   MARKET PRICES FOR THE PARTNERSHIP'S UNITS

          The Units are listed on the New York Stock Exchange under the symbol "EQM." On January 18, 1994, the trading day immediately preceding announcement of the signing of the Letter of Intent, the closing price of the Units, as indicated on the New York Stock Exchange ("NYSE") Composite Tape, was $2.375. On June 2, 1994, the closing price of the Units, as indicated on the NYSE Composite Tape, was $1.375.


                               VOTING PROCEDURES

          Each Unitholder shall be entitled to one vote for each Unit owned of record by such Unitholder on the Record Date. Approval of the Amendment requires the affirmative votes of Unitholders holding a majority of the Units (a minimum of 5,350,001 Units) outstanding on the Record Date. Abstentions (Units for which a duly executed Ballot has been submitted but on which a vote is not indicated) will be deemed a consent to the proposals set forth herein, except that broker non-votes (Units held by a broker or nominee for which a Ballot is submitted but with respect to which such broker or nominee expressly indicates that it does not have discretionary authority to consent to the proposals) will be treated as negative votes.

          The Unitholders' consent to the proposed Northland Sale and Amendment are being solicited and may only be voted upon as a unified proposal. Accordingly, a Unitholder may not consent to or withhold consent from the Northland Sale without similarly consenting to or withholding consent from the Amendment.

          Ballots should be completed, signed and returned promptly to:
Service Data Corporation, 2424 South 130th Circle, Omaha, Nebraska 68144. A self-addressed, prepaid envelope for return of the Ballots is included with this Solicitation Statement. This Solicitation Statement is accompanied by a separate Ballot.

          Any Unitholders delivering a Ballot pursuant to this Solicitation Statement has the power to change the vote shown on the Ballot at any time prior to the earlier of the Approval Date or the Expiration Date by giving written notice of such change to Service Data Corporation (the "Solicitor") or by executing a Ballot bearing a later date and delivering it to the Solicitor. Unless the Solicitor receives written notice of a change of the vote shown on the Ballot or a duly executed Ballot bearing a later date, the Ballot will be voted in the manner specified therein.

          This solicitation will be made through the mail, and officers, directors and regular employees of the General Partner and its affiliates may solicit votes by telephone, telegram and personal interview. Such persons will receive no additional compensation for such services. In addition, the Partnership has retained the Solicitor to assist in the solicitation of votes from brokers, bank nominees institutional holders and certain individual holders of record. The Solicitor will receive a fee from the Partnership estimated at $25,000 for its services, plus reimbursement for its out-of-pocket expenses (payable without regard to how an Unitholder votes). All additional expenses of the solicitation of votes for the approval of the Amendment, including the cost of mailing, will be borne by the Partnership. The General Partner and the Solicitor intend to request persons holding Units in their name or custody, or in the name of nominees, to send solicitation materials to their principals and request authority for the execution of the Ballots, and the Partnership will reimburse such persons for their expense in so doing.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Partnership hereby incorporates by reference into this Solicitation Statement Part II, Items 7 and 9 of both the Annual Report on Form 10-K/A of the Partnership for the fiscal year ended December 31, 1993 (the "Form 10-K/A") and the

Quarterly Report on Form 10-Q (the "Form 10-Q") for the fiscal quarter ended March 31, 1994, and the Partnership's Form 8-K dated January 19, 1994 (the "Form 8-K"). The financial statements contained in the Form 10-K/A and Form 10-Q also are incorporated herein by reference. With the exception of information specifically incorporated by reference, however, the Form 10-K/A and the Form 10-Q are not deemed to be filed as part of this Solicitation Statement.


                              FURTHER INFORMATION

          This Solicitation Statement does not purport to be a complete description of all agreements and matters relating to the condition of the Partnership, its properties and the transactions described herein. Accompanying this Solicitation Statement are the Form 10-K/A and the Form 10-Q which provide additional information regarding the Partnership and the Northland Agreement. With respect to statements contained in this Solicitation Statement as to the content of any contract or other document filed as an exhibit to the Form 10-K/A, the Form 10-Q and the Form 8-K, each such statement is qualified in all respects by reference to such exhibit and the schedules thereto which may be obtained without charge upon written request to the Partnership. If making such a request, please send it to:
Equitable Real Estate Shopping Centers L.P., c/o Midwest Centers, Inc., 3 World Financial Center, New York, New York 10285, Attn: Joan Berkowitz or Robert Hellman.

                                 OTHER MATTERS

          The Partnership is not aware of any additional matters not set forth in this Solicitation Statement that will be presented for consideration by Unitholders.

                          By Order of the General Partner


                          MIDWEST CENTERS INC.
                          General Partner


                          /s/PAUL L. ABBOTT

                            YOUR VOTE IS IMPORTANT!

                PLEASE SIGN, DATE AND MAIL YOUR BALLOT PROMPTLY
                   IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

           Any questions or requests for assistance or additional copies of the materials used in this solicitation (including the Solicitation Statement and the Ballot), may be directed to either Service Data Corporation at 1-800-223-3464 or the General Partner at 212-526-3237 (ask to speak with Joan Berkowitz or Robert Hellman). You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the solicitation.



                           Service Data Corporation



                         CALL TOLL-FREE (800)-223-3464

                             [Solicitation Letter]

                          [Letterhead of Partnership]

June 7, 1994

          The enclosed solicitation statement is being sent to the unitholders ("Unitholders") of Equitable Real Estate Shopping Centers L.P. (the "Partnership") in connection with the solicitation of votes by Midwest Centers, Inc. (the "General Partner"), on behalf of the Partnership, to consent to the sale of substantially all of the assets of the Partnership. Consent to the sale of all of assets will include (i) consent to the sale of the Northland Center in Southfield, Michigan ("Northland") on the terms set forth in the accompanying proxy, and (ii) approval of an amendment (the "Amendment") to the partnership agreement of the Partnership to simplify the contemplated future sale of Brookdale Center and avoid the possibility of the need for a future consent from the limited partners of the Partnership.

          The Partnership has entered into a contract of sale (the "Northland Agreement") to sell Northland to The Equitable Life Assurance Society of the United States ("Equitable"). The Northland Agreement is conditioned upon, among other things, (i) the consent of a majority of the Unitholders to this proxy, (ii) certain other agreements by an anchor and a proposed tenant of Northland and a participant in Northland's mortgage, and (iii) the outcome of certain environmental studies of Northland by Equitable. The sale price is approximately $6,600,000 above the existing mortgage balance for Northland, subject to numerous adjustments. Please see the accompanying proxy for a full description of the terms of the Northland Agreement. There can be no assurance that the conditions in the contract will be met and the sale will close.

          Under the terms of the partnership agreement of the Partnership, the sale of all or substantially all of the Partnership's assets generally must be approved by a majority of the Unitholders. The approval of the Unitholders is being sought because the sale of Northland is the first step in the planned liquidation of the Partnership. It is contemplated that in the near future the Partnership will be able to sell its remaining property, Brookdale Center, and liquidate the Partnership. The Amendment is being proposed to facilitate the anticipated sale of Brookdale and save the Partnership the expense of a separate solicitation in connection with such sale.

          Under the Partnership's prospectus and organizational documents it was contemplated that the Partnership would liquidate on or before June 30, 1995, when the mortgages on the Partnership's property would mature and become due. In recent years the Partnership's ability to refinance the mortgages has been adversely impacted by the depressed market for shopping centers and real estate generally, as well as adverse economic and competitive factors affecting the Partnership's properties specifically. As a result, the General Partner believes the Partnership should proceed to sell the properties as expeditiously as possible especially in view of the uncertainty of refinancing such mortgages. The General Partner further believes the sale of Northland to Equitable on the terms set forth in the Contract to be extremely favorable to the Partnership and that the Amendment is in the best interests of the Partnership because it will facilitate the sale of Brookdale at the best price available, all as explained in more detail in the proxy.

          Based on the foregoing, the General Partner strongly recommends that the Unitholders "CONSENT" to sale of Northland and the Amendment. The General Partner also recommends that the Unitholders read the accompanying proxy materials carefully and cast their ballot as soon as possible to avoid losing the sale of Northland and incurring additional costs of resoliciting Unitholders. Please sign, date and return your proxy card as soon as possible to the address listed on the back of the enclosed solicitation statement. Any inquiries should be directed to Service Data Corporation at 1-800-223-3454 or the General Partner at (212) 526-3237 (ask to speak with Joan Berkowitz or Robert Hellman).

Sincerely,



Midwest Centers, Inc.


By:  /s/ PAUL L. ABBOTT

                 CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY



                               [FORM OF CONSENT]

[Side 1]

                 EQUITABLE REAL ESTATE SHOPPING CENTERS, L.P.

                   CONSENT SOLICITED BY THE GENERAL PARTNER


          The undersigned, acting with regard to all units of limited partnership securities held in Equitable Real Estate Shopping Centers, L.P (the "Partnership") which the undersigned is entitled to vote in all capacities on the Record Date, hereby consents or abstains from consenting, all as indicated on the reverse side hereof, to approve the sale of Northland Center in connection with the Agreement between The Equitable Life Assurance Society of America and the Partnership and to approve an amendment to the Partnership's agreement of limited partnership to delete Section 7.03(c)(iii) thereof to eliminate the requirement to obtain Unitholder consent to the future sale of Brookdale (the "Proposals").

          The undersigned also appoints Robert Hellman and Joan Berkowitz as agents (with full power of substitution) to execute and deliver a written consent to the Proposals with respect to all Units of the Partnership which the undersigned held as of the Record Date.


SEE REVERSE SIDE. If you wish to vote in accordance with the General Partner's recommendations, just sign on the reverse side. You need not mark any boxes. If no specification is made, the proxies intend to "CONSENT" to the Proposals. The Board of Directors recommends that you "CONSENT" to the Proposals.

[Side 2]


PLEASE MARK, SIGN, DATE AND RETURN THIS CONSENT PROMPTLY, USING THE ENCLOSED ENVELOPE.




      TO APPROVE THE SALE OF NORTHLAND CENTER IN CONNECTION WITH
      THE AGREEMENT BETWEEN THE EQUITABLE LIFE ASSURANCE SOCIETY
      OF AMERICA AND THE PARTNERSHIP

      AND


      TO APPROVE AN AMENDMENT TO THE PARTNERSHIP'S AGREEMENT OF     Consent     Withhold    Abstain
      LIMITED PARTNERSHIP TO DELETE SECTION 7.03(c)(iii) THEREOF     / /        Consent       / /
                                                                                 / /






     The undersigned acknowledges receipt of the Solicitation Statement dated June 7, 1994.

     Please sign  exactly as your  name appears  hereon.  Joint  owners should
each sign.   When signing as attorney,  executor, trustee or guardian,  please give full title as such.


               Signature: _____________________
               Date:      _____________________


               Signature: _____________________
               Date:      _____________________